                 1.2 Performance of Duties for Bancorp - Montgomery agrees to perform duties for Bancorp as may be delegated or assigned to him by Bancorp and are not inconsistent with his duties as President and Chief Executive Officer of the Bank. Montgomery shall be given the title of Executive Vice President and Chief Administrative Officer of Bancorp, but Montgomery shall not be deemed an employee of Bancorp, and shall receive no additional remuneration for duties he performs pursuant to this paragraph.

                 1.3 Directorships of Bank and Bancorp - Montgomery shall be elected a member of the respective Boards of Directors of the Bank and Bancorp, but shall receive no director's fees or other additional remuneration for his services as a member of said Boards of Directors.

                 1.4 Personal Investments - Montgomery may from time to time engage in normal personal investments which do not conflict with or detract from the performance of his duties hereunder.

                 1.5 Non-Competition During Employment Term - During the term of his employment hereunder, Montgomery shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer or director, or in any other individual or representative capacity, engage or participate in any business or activity within the Bank's primary service area that is in competition with any business in which the Bank or Bancorp is then presently engaged, or in which the Bank or Bancorp then contemplates becoming engaged, without first obtaining the written consent of the Bank or Bancorp.

         2. Term - Montgomery's employment under this Agreement commenced on November 1, 1995, and shall expire on December 31, 1999, unless terminated sooner as hereinafter provided (the "term" or "term of employment").

         3. Compensation and Benefits - In consideration of Montgomery's performance of his duties and responsibilities as set forth in this Agreement, Montgomery shall receive the following compensation and benefits:

                 3.1 Base Salary - From November 1, 1995 until October 31, 1996, the Bank shall pay Montgomery a semimonthly salary at an annualized rate of $190,000.00, less applicable withholding. From November 1, 1996 until October 31, 1997, the Bank shall pay Montgomery a semimonthly salary at an annualized rate of $210,000.00, less applicable withholding. From November 1, 1997 until October 31, 1998, the Bank shall pay Montgomery a semimonthly salary at an annualized rate of $230,000.00, less applicable withholding. From November 1, 1998 until December 31, 1999, the Bank shall pay Montgomery a semi-monthly salary at an annualized rate of $250,000, less applicable withholding.

                 3.2 Signing Bonus - Upon execution of this Agreement, the Bank shall pay Montgomery a signing bonus of two months' salary calculated at an annualized rate of $190,000.00, less applicable withholding.

                 3.3 Incentive Compensation - In the event the Bank achieves a pretax net profit during any calendar (January 1 - December 31) year during the term of Montgomery's employment, Montgomery shall receive an incentive bonus in an amount equivalent to five percent (5%) of the Bank's pretax net profit for that calendar year, less applicable withholding. Such incentive bonus shall be paid, if earned, on or before April 1 of the year following the year during which the applicable pretax net profit was earned. Additionally, in the event the Bank achieves a pretax net profit and a return ratio of at least one and one-half percent (1.5%) of pretax net profit to assets during a calendar year, the Board of Directors shall award Montgomery an additional incentive bonus in an amount equivalent to two percent (2%) of the Bank's pretax net profit for that calendar year, less applicable withholding. Such additional incentive bonus shall be paid, if earned, on or before April I of the year following the year during which the applicable pretax net profit was earned. Montgomery understands and agrees that nothing in this Agreement is intended to create or imply any right on his part to receive, or duty on the part of the Bank to pay, a bonus or incentive compensation for any calendar year in which the Bank fails to achieve a pretax net profit; provided, however, that in the event the Bank fails to achieve a pretax net profit or suffers a pretax net loss during any calendar year during the term of Montgomery's employment, the Bank's Board of Directors may, in its sole and absolute discretion, award Montgomery a discretionary incentive bonus in an amount it deems appropriate under the circumstances, taking into account such factors as Montgomery's performance of his duties hereunder, the Bank's net profit for that calendar year, and the economic climate within which the Bank is operating. However, in no event shall such annual bonuses, whether incentive or discretionary, exceed an amount which, when added to Montgomery's base compensation for the calendar year for which the applicable pretax profit (or loss) is calculated, bring Montgomery's total compensation for the calendar year to an amount in excess of $350,000.00, except that for calendar year 1999 such total compensation shall not be an amount in excess of $400,000. Thus, for example, in calendar year 1996 Montgomery will be paid a base salary of $190,000.00, and therefore may be eligible for an incentive or discretionary bonus of up to $160,000.00, provided the other terms and conditions of this paragraph are satisfied.

                 3.4 Stock Options - Pursuant to a separate option agreement, Bancorp shall grant to Montgomery non-qualified options to purchase 200,000 shares of Bancorp common stock (the "Non-Qualified Stock Options") under the National Mercantile Bancorp 1990 Stock Option Plan (the " 1990 Plan") on the date hereof. Such stock option agreement, which must be executed by Montgomery and Bancorp, shall include, among others, the following terms and conditions:

                          3.4.1   The exercise price for each option shall
equal $1.25 per share of stock.

                          3.4.2   Subject to the terms of paragraph 3.4.6,
below, the Non-Qualified Stock Options shall vest and become immediately exercisable in full six (6) months after the date of grant.

                          3.4.3   The Non-Qualified Options shall expire ten
(10) years from the date of grant, provided, however, that if Montgomery ceases to be employed by the Bank for any reason other than death or permanent disability, the Non-Qualified Options shall expire three (3) months after the date Montgomery ceases to be employed by the Bank (unless by its terms it expires sooner), and if Montgomery ceases to be employed by the Bank by reason of death or permanent disability, the Non-Qualified Options shall expire one
(1) year after the date of such death or disability unless by its terms it expires sooner.

                          3.4.4   Rights in the Event of Recapitalization of
Bancorp. Bancorp and Montgomery acknowledge that Bancorp is contemplating entering into an agreement with a third party or parties on or before December 31, 1999, with respect to a recapitalization of Bancorp whereby the shareholders of Bancorp may be granted rights to acquire additional shares of Bancorp's common stock, or the third party or parties may acquire ten percent (10%) or more of the outstanding shares of Bancorp's common stock (the "Recapitalization"). Subject to shareholder approval of certain amendments to the 1990 Plan as described in Paragraph 3.4.4(h), in the event a Recapitalization occurs on or before December 31, 1999, and in the event that, as a consequence of the Recapitalization, the total number of shares of Bancorp's common stock to which Montgomery would be entitled if he exercised all of the Non-Qualified Options equals less than 6.5% of the outstanding shares of common stock of Bancorp, Montgomery shall be granted additional options to purchase the number of shares of Bancorp common stock equivalent to the difference between the number of shares in respect of which the Non-Qualified Options may be exercised, and the number of shares constituting 6.5% of the outstanding shares of common stock of Bancorp immediately after the Recapitalization is consummated ("the Additional Options"), subject to the following terms and conditions:

                                  (a)      If the Recapitalization results in
                                           the issuance of convertible
                                           preferred Bancorp stock, Bancorp
                                           stock warrants, or some other
                                           similar security which is
                                           convertible into Bancorp common
                                           stock (collectively "Convertible
                                           Securities"), for the purposes of
                                           calculating the number of Additional
                                           Options to be granted Montgomery the
                                           calculation of the total number of
                                           outstanding shares of Bancorp common
                                           stock shall include the number of
                                           shares of common stock into which
                                           the Convertible Securities are
                                           convertible.

                                  (b)      The Additional Options shall be
                                           granted on the later of (i) the
                                           first business day immediately
                                           following the consummation of the
                                           Recapitalization, or (ii) the first
                                           business day immediately following
                                           shareholder approval of the
                                           Amendment described in paragraph
                                           3.4.4(h), below.

                                  (c)      Subject to the terms of paragraph
                                           3.4.6, below, and the following
                                           proviso, the Additional Options
                                           shall vest and become exercisable
                                           six (6) months after the date of
                                           grant, provided, however, that if
                                           the Recapitalization results in the
                                           issuance of Convertible Securities,
                                           the Additional Options shall only
                                           vest and become exercisable in such
                                           increments as reflect, pro rata, the
                                           percentage of the total number of
                                           shares of Bancorp's common stock
                                           issuable upon conversion of the
                                           Convertible Securities which have
                                           actually been issued.

                                  (d)      The exercise price for each
                                           Additional Option shall equal the
                                           average of the bid and asked prices
                                           of Bancorp common stock as quoted on
                                           the NASDAQ Stock Market on the date
                                           the Additional Options are granted.
                                           If, for any reason, no such price is
                                           available, the exercise price for
                                           each Additional Option shall equal
                                           the fair market value of a share of
                                           Bancorp common stock on the date the
                                           Additional Options are granted as
                                           determined by the Stock Option
                                           Committee of Bancorp's Board of
                                           Directors in their sole discretion.

                                  (e)      The Additional Options shall be
                                           deemed incentive options to the
                                           maximum extent permitted by law and
                                           the 1990 Plan.

                                  (f)      The Additional Options shall expire
                                           ten (10) years from the date of
                                           grant, provided, however, that if
                                           Montgomery ceases to be employed by
                                           the Bank for any reason other than
                                           death or permanent disability, the
                                           Additional Options shall be expire
                                           three (3) months after the date
                                           Montgomery ceases to be employed by
                                           the Bank (unless by its terms it
                                           expires sooner) and if Montgomery
                                           ceases to be employed
                                           by the Bank by reason of death or
                                           permanent disability, the
                                           Non-Qualified Options shall expire
                                           one (1) year after the date of such
                                           death or disability unless by its
                                           terms it expires sooner.

                                  (g)      In the event that the
                                           Recapitalization is not consummated
                                           on or before December 31, 1999,
                                           Montgomery shall not be entitled to
                                           receive the Additional Options
                                           provided for in this Paragraph
                                           3.4.4.  Further, in the event that
                                           the Recapitalization referred to in
                                           this Paragraph 3.4.4 is successfully
                                           consummated before December 31,
                                           1999, and subsequent or additional
                                           recapitalizations occur during or
                                           after the term of Montgomery's
                                           employment, Montgomery shall not be
                                           entitled to Additional Options with
                                           respect to such subsequent or
                                           additional recapitalizations.

                                  (h)      Montgomery acknowledges that at
                                           present there are not sufficient
                                           shares available under the National
                                           Mercantile Bancorp 1990 or 1994
                                           Stock Option Plans (collectively,
                                           the "Plans") to grant Montgomery the
                                           Additional Options (or the Option
                                           and Tandem SAR referred to in
                                           paragraph 3.5), and that shareholder
                                           approval for an amendment to the
                                           Plans providing for additional
                                           shares is required.  Bancorp agrees
                                           to amend the 1990 Plan to authorize
                                           500,000 additional shares (the
                                           "Amendment") and to submit the
                                           Amendment to the shareholders of
                                           Bancorp for approval at the next
                                           annual or special shareholders
                                           meeting.  Bancorp's Board of
                                           Directors shall recommend and
                                           solicit approval of the Amendment.

                          3.4.5   All stock options issued pursuant to
Paragraph 3.4 of this Agreement, whether Non-Qualified Options or Additional Options, shall be subject to all terms and conditions, including the anti-dilution provisions, contained in the 1990 Plan.

                          3.4.6   Notwithstanding the foregoing provisions, no
portion of the Non-Qualified or Additional Stock Options may be exercised by Montgomery to the extent that the exercise of such Stock Options will cause an ownership change to occur pursuant to Section 382 of the Internal Revenue Code.
Section 382 provides, among other things, that utilization of net operating losses will be restricted if there is a change in ownership of the loss corporation. Changes in ownership are determined by reference to 5% shareholders.

                          3.4.7   The Non-Qualified and Additional Stock
Options shall not be considered for the purposes of Paragraph 3.3 of this Agreement when determining whether Montgomery's total compensation for any calendar year exceeds the salary caps set forth in Paragraph 3.3.

                 3.5 Stock Appreciation Rights. Pursuant to a separate stock rights agreement, and subject to shareholder approval of certain amendments to the 1990 Plan as described in Paragraph 3.5.6, Bancorp shall grant to Montgomery a non-qualified stock option ("Option") and tandem stock appreciation right ("Tandem SAR") with respect to 75,000 shares of Bancorp common stock (the "Option and Tandem SAR") under the 1990 Plan. Such stock rights agreement, which must be executed by Montgomery and Bancorp, shall include, among others, the following terms and conditions:

                          3.5.1   The Option and Tandem SAR shall be granted on
the first business day immediately following shareholder approval of the Amendment described in paragraph 3.5.5 below.

                          3.5.2   Subject to the terms of Paragraph 3.5.8,
below, the Option and Tandem SAR with respect to 37,500 of said shares shall vest and become exercisable on June 30, 1998, and shall expire on January 1, 2000, and the Option and Tandem SAR with respect to the remaining 37,500 of said shares shall vest and become exercisable on December 31, 1999, and shall expire on January 31, 2000.

                          3.5.3   Any portion of the Option and Tandem SAR
which is not vested at the time Montgomery ceases to be employed by the Bank for any reason shall immediately expire and be forfeited. Any portion of the Option and Tandem SAR which is vested but has not been exercised at the time Montgomery ceases to be employed by the Bank for any reason shall expire thirty
(30) days after the date Montgomery ceased to be employed by the Bank (unless by its terms it expires sooner).

                          3.5.4   The exercise price for each Option under the
Option and Tandem SAR shall equal the fair market value of a share of Bancorp common stock on the date of execution of this Agreement. "Fair market value" shall mean the average of the bid and asked prices of Bancorp common stock as quoted on the NASDAQ stock market on the applicable date. If, for any reason, no such price is available, "fair market value" shall mean the fair market value of a share of Bancorp common stock as determined by the Stock Option Committee of Bancorp's Board of Directors in their sole discretion.

                          3.5.5   In accordance with the terms of the 1990 Plan,
Montgomery may exercise the Option and Tandem SAR by either (i) exercising the Option portion of the Option and Tandem SAR and paying the exercise price with respect to the shares of Bancorp common stock underlying the exercised Option and receiving such shares of Bancorp common stock or (ii) exercising the Tandem SAR portion of the Option and Tandem SAR in which case Bancorp shall pay to Montgomery an amount equal to the excess, if any, of the fair market value of a share of the stock on the exercise date over the fair market value of the stock as of the date of execution of this Agreement, multiplied by the number of shares of stock for which the Option and Tandem SAR is exercised, which amount may, in the sole discretion of the Stock Option Committee of the Board of Directors of Bancorp, be paid to Montgomery in cash or in Bancorp common stock, subject to all other terms and conditions of the 1990 Plan. In the event Montgomery elects to exercise the Option with respect to any portion of the Option and Tandem SAR, Montgomery shall be deemed to have forfeited the Tandem SAR with respect to that portion of the Option and Tandem SAR. In the event Montgomery elects to exercise the Tandem SAR with respect to any portion of the Option and Tandem SAR, Montgomery shall be deemed to have forfeited the Option with respect to that portion of Option and Tandem SAR.

                          3.5.6   Montgomery acknowledges that at present there
are not sufficient shares available under the Plans to grant Montgomery the Option and Tandem SAR (or the Additional Options referred to in paragraph 3.4.4), and that shareholder approval for an Amendment to the Plans providing for additional shares is required. Bancorp agrees to amend the 1990 Plan to authorize 500,000 additional shares (the "Amendment") and to submit the amendment to the shareholders of Bancorp for approval at the next annual or special shareholders meeting to be effective retroactively to the date of execution to this Agreement. Bancorp's Board of Directors shall recommend and solicit approval of the Amendment.

                          3.5.7   The Option and Tandem SAR issued pursuant to
Paragraph 3.5 of this Agreement shall be subject to all terms and conditions, including the anti-dilution provisions, contained in the 1990 Plan.

                          3.5.8   Notwithstanding the foregoing provisions, no
portion of the Option and Tandem SAR may be exercised by Montgomery to the extent that the exercise of such Option and Tandem SAR will cause an ownership change to occur pursuant to Section 382 of the Internal Revenue Code. Section 382 provides, among other things, that utilization of net operating losses will be restricted if there is a change in ownership of the loss corporation. Changes in ownership are determined by reference to 5% shareholders.

                          3.5.9   The Option and Tandem SAR, and amounts
received by Montgomery as a consequence of partial or total exercise of the Option and Tandem SAR, shall not be considered for the purposes of Paragraph
3.3 of this Agreement when determining whether Montgomery's total compensation for any calendar year exceeds the salary caps set forth in paragraph 3.3.

                 3.6 Vacation - Montgomery shall be entitled to vacation time at an annualized rate of twenty (20) days per year, during which time compensation hereunder shall be paid in full. Montgomery shall take ten (10) days of such vacation consecutively during each calendar year. However, Montgomery shall not take more than ten (10) business days of vacation consecutively without prior approval of the Chairman of the Bank's Board of Directors. Montgomery shall make every effort to utilize his vacation time during the calendar year in which it was earned. In the event that Montgomery does not utilize all of his vacation time during the calendar year in which it was earned, such vacation time shall carry over to the next calendar year; provided, however, that in the event that Montgomery's vacation carryover from prior years together with the current year's accrual reaches 30 days, no further vacation shall accrue until Montgomery has taken a vacation and his accrued vacation account has dropped below his maximum 30 day entitlement. No vacation days will be earned for the period during which Montgomery has accumulated 30 days of vacation. To meet the Bank's business needs, in January 1998 the Bank may, at its sole option, pay Montgomery for any vacation which he has accrued but not used, in lieu of vacation carryover. Montgomery shall comply in all other respects with the Bank's vacation policy.

                 3.7 Athletic Club Membership - During the term of Montgomery's employment, the Bank shall pay the initiation fee or other initial expense, and any periodic dues, with respect to Montgomery's membership in an athletic club of his choice, provided that Montgomery's membership in such club is deemed by the Board of Directors of the Bank to be beneficial to the business interests of the Bank. This provision shall not entitle Montgomery to membership in a golf club or country club. It is understood and agreed by Montgomery that the Bank shall have no liability to Montgomery or any third party for club dues, expenses or any charges whatsoever relating to any period after the termination of Montgomery's employment with the Bank.

                 3.8 Luncheon or Dining Club Membership - During the term of Montgomery's employment, the Bank shall pay the initiation fee or other initial expense, and any periodic dues, with respect to Montgomery's membership in a luncheon or dining club of his choice, provided that Montgomery's membership in such club is deemed by the Board of Directors of the Bank to be beneficial to the business interests of the Bank. This provision shall not entitle Montgomery to membership in a golf club or country club. It is understood and agreed by Montgomery that the Bank shall have no liability to Montgomery or any third party for club dues, expenses or any charges whatsoever relating to any period after the termination of Montgomery's employment with the Bank.

                 3.9 Automobile - The Bank shall provide Montgomery with a 1996 Cadillac Seville, or equivalent vehicle, to be leased or owned by the Bank at the Bank's discretion. Upon the termination of his employment, Montgomery shall have the right to purchase said automobile at the depreciated book value of the automobile calculated on the effective date of his termination.

                 3.10 Personal Computer - The Bank shall purchase a portable laptop computer for Montgomery's exclusive use during the term of his employment with the Bank. Montgomery shall return said computer to the Bank upon the termination of his employment with the Bank. Upon the termination of his employment hereunder, Montgomery may purchase said computer at the depreciated book value of the computer calculated on the effective date of his termination.

                 3.11 Relocation Allowance - The Bank shall provide Montgomery with a relocation allowance of up to $45,000.00 to cover or defray, as the case may be, all costs and expenses arising out of the relocation of Montgomery's residence from San Jose to Los Angeles for the purpose of Montgomery assuming his responsibilities under this Agreement. Relocation Expenses shall include, but not be limited to, expenses of moving Montgomery's property and home furnishings from San Jose to Los Angeles, expenses of storing Montgomery's property and home furnishings in Los Angeles or San Jose and brokerage commissions and other fees and expenses related to either the sale or other disposition of Montgomery's San Jose residence or the acquisition by Montgomery of a permanent residence in the Los Angeles area. Relocation Expenses shall not include any loss in equity Montgomery may suffer as a consequence of the sale of his San Jose residence, nor shall Relocation Expenses include any part of the cost of any residence Montgomery may purchase in the Los Angeles area.

                 3.12 Transitional Living Expenses - Beginning November 1, 1995, the Bank shall reimburse Montgomery for the cost of rental or temporary housing in an amount up to and not exceed $2,100.00 per month, for a reasonable period no to exceed nine (9) months. Further, during the period Montgomery resides in said temporary housing, and in addition to the aforementioned $2,100.00 housing reimbursement, the Bank will reimburse Montgomery for all of his meals and for travel expenses incurred by Montgomery and/or his spouse for travel once a week between Los Angeles and San Jose.

                 3.13 Other Fringe Benefits - During the term of his employment, Montgomery shall be entitled to and shall receive the benefits from the Bank's group major medical insurance program as well as any other health, accident or other insurance programs, any pension or other retirement programs, and any other fringe benefits and perquisites that the Bank may from time to time generally accord to its senior executives ("executive benefit programs"). The Bank reserves the right to cancel or to alter or modify the terms, conditions and/or scope of any of the executive benefit programs at any time and from time to time by substituting a plan of equal or greater value.

                 3.14 Expenses and Reimbursement - The Bank shall pay directly or shall reimburse Montgomery for all reasonable, ordinary and necessary business expenses incurred or paid by Montgomery during the term of his employment and in connection with the performance of his services pursuant to this Agreement, provided that Montgomery presents to the Chairman of the Bank's Board of Directors or the Chairman of the Audit Committee of the Bank's Board of Directors expense statements or vouchers and such other supporting information as the audit committee may from time to time reasonably request, and further provided that the Chairman of the Board or the Chairman of the Audit Committee approves such expenses. The Bank shall reimburse Montgomery for reasonable business expenses incurred in entertaining business guests at any club joined by Montgomery in accordance with Paragraphs 4.6 and 4.7 of this Agreement. In the event any month's expenses are not approved by the Chairman of the Board or the Chairman of the Audit Committee, Montgomery shall submit a summary of those expenses to the Audit Committee, and Montgomery shall receive reimbursement for those expenses only upon the approval of a majority of the Audit Committee. In the event of the termination of Montgomery's employment for any reason, whether by the Bank or by Montgomery, Montgomery shall be reimbursed within thirty (30) days of termination for any reasonable, ordinary and necessary documented business expenses incurred prior to termination, to the extent that such expenses would otherwise be reimbursable pursuant to the terms of this Paragraph, upon presentation of expense statements or vouchers and such other supporting information as the Bank may reasonably request.

                 3.15 Withholding - Bank shall have the right to withhold from any payment otherwise due to Montgomery under this Agreement the amount of income and any other taxes required to be withheld by Bank as employer by applicable city, state or federal law.

         4. Indemnification - Montgomery shall be fully indemnified by the Bank and Bancorp to the extent permitted by California law, and shall be defended and held harmless absolutely and irrevocably by the Bank and Bancorp to the extent permitted by California law, from and against all claims, demands, liabilities, costs, expenses, damages and causes of action of any nature whatsoever arising out of, relating to or incidental to Montgomery's good faith execution of his duties under this Agreement and/or the good faith execution of his duties as an officer, employee and/or director of the Bank or Bancorp, provided that Montgomery shall advise the Bank and Bancorp immediately of any such claim or litigation and cooperate fully with the Bank and Bancorp in connection therewith, and provided further that the Bank and Bancorp shall have the right to assume and control the defense of such action and to take whatever action is necessary to discharge their obligations. The provisions hereof are in addition to and do not limit any other right to indemnity that Montgomery has by way of law or agreement.

         5. Life Insurance - The Bank shall have the right, but not the obligation, to take out insurance on the life of Montgomery at its sole cost and expense and for its sole benefit, and Montgomery acknowledges that he shall have no right in or to such insurance or the proceeds of that insurance. Montgomery agrees to cooperate with the Bank in obtaining such insurance and to submit, at his reasonable convenience, to the usual medical and other examinations required in connection with obtaining such insurance.

         6.      Property Rights

                 6.1 Confidential or Proprietary Information - Montgomery acknowledges that all information concerning or pertaining to the business, plans and prospects, of the Bank, Bancorp, or any of their related or affiliated entities, including but not limited to financial information, customer lists, files, documents, records or specifications, which Montgomery may now possess or may obtain during or after the term of this Agreement, is confidential and is the property of the Bank, Bancorp and/or their affiliated entities. Montgomery agrees that he shall not, without the prior written consent of the Bank or Bancorp, cause or permit such information to be published, disclosed, divulged or otherwise made accessible to any other firm, person or corporation either during or after the term of his employment, and Montgomery further agrees that such information will at no time be used by him except in connection with the business of and for the exclusive benefit of the Bank or Bancorp. Montgomery shall return to the Bank all documents, files, records or other tangible evidence of such confidential or proprietary information, including all photocopies, extracts or summaries, prior to the termination of his employment. The provisions of this Paragraph 7.1 shall survive the expiration, suspension or termination, for any reason, of this Agreement and/or Montgomery's employment with the Bank.

                 6.2 Ownership of Materials and Ideas/Use of Name - The Bank, as Montgomery's employer, shall own, and Montgomery hereby transfers and assigns to the Bank, all rights in and to any material and/or ideas written, suggested or submitted by Montgomery in the course of his employment under this Agreement, and all other results and proceeds of Montgomery's services under this Agreement, all without the necessity of any additional compensation; provided, however, that nothing in this Paragraph 6.2 shall be deemed in any manner to restrict or qualify Montgomery's ownership or possession of personal notes, memoranda, correspondence, books or records not constituting trade secrets or other property of the Bank. During the term of Montgomery's employment, the Bank and Bancorp shall also have the right (but not the obligation) to use Montgomery's name without additional consideration in connection with his services pursuant to this Agreement.

                 6.3 Delivery of Property - Upon the termination of Montgomery's employment under this Agreement, Montgomery shall immediately deliver to the Bank any and all property in his possession or under his control belonging to the Bank or Bancorp, in good condition, ordinary wear and tear and damage by any cause beyond his reasonable control excepted.

         7. Representation and Warranty - Montgomery represents and warrants that he will be breaching no contract with any other person or entity by entering into this Agreement and/or by performing the services provided for in this Agreement.

         8. Termination of Employment - Notwithstanding any provision of this Agreement to the contrary, Montgomery's employment hereunder may be terminated prior to the expiration of the term of this Agreement under the following circumstances:

                 8.1 Employment hereunder shall terminate automatically upon Montgomery's death.

                 8.2 The Bank may terminate Montgomery's employment hereunder upon the happening of any of the following events:

                          8.2.1   The Bank may terminate Montgomery's
employment in the event of Montgomery's permanent disability. For the purposes of this Agreement, Montgomery shall be deemed to have become "permanently disabled" if (a) after completing the sixty (60)-day waiting period for coverage under the Bank's long-term disability program (the "LTD Program"), Montgomery, because of ill health or physical or mental disability, shall have become entitled to immediate disability payments under the LTD Program or (b) Montgomery, because of ill health, physical or mental disability, incompetency or incapacity, shall have been unable to perform his duties and responsibilities under this Agreement in the ordinary and usual manner required of a person in his position either for ninety (90) days consecutively, or ninety (90) days in any particular period of one hundred twenty (120) consecutive days.

                          8.2.2   The Bank may terminate Montgomery's
employment hereunder at any time for cause. For purposes of this Agreement, the term "cause" shall mean (a) any act of dishonesty, unauthorized disclosure of confidential information or fraud by Montgomery in the performance of his duties hereunder; (b) the commission of a felony involving theft or fraud of any kind; (c) the commission of a fraud or misappropriation or embezzlement of property of the Bank, Bancorp or of any affiliate or customer of the Bank or Bancorp; (d) a willful and material breach by Montgomery of obligations under this Agreement; (e) the inability of the Bank to secure a bond for the services of Montgomery, or Montgomery engaging in conduct that would preclude the Bank's ability to bond Montgomery; or (f) a written order or directive from the Office of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System ordering the removal of Montgomery as an executive officer or director of the Bank or Bancorp.

                          8.2.3   The Bank, by resolution of its Board of
Directors, at any time in its sole and absolute discretion, may terminate Montgomery's employment hereunder without cause, for any reason.

                 8.3 Upon any termination pursuant to this Paragraph 8, Montgomery shall be entitled to all salary and benefits to be paid or provided by the Bank under this Agreement up to the date of such termination. In addition, and in lieu of any and all other rights or remedies which Montgomery may have, if this Agreement is terminated prior to the expiration of its term, Montgomery shall have the following rights and remedies:

                          8.3.1   In the event of termination based on death or
permanent disability as set forth in Paragraphs 8.1 or 8.2.1 above, the Bank shall not have any obligation to continue to pay salary and other benefits provided for in Paragraph 3 and its subparts above, or any other sums proposed hereunder, except that Montgomery shall be entitled to receive any salary and benefits accrued but unpaid as of the date of termination, and Montgomery, or his heirs in the event of his death, shall be entitled to all benefits under any death or disability plans provided under Paragraph 3.13 above, to the extent the Bank adopts or establishes any such plan covering Montgomery.

                          8.3.2   If Montgomery's employment is terminated for
cause, as set forth and defined in Paragraph 8.2.2 above, Montgomery shall be entitled to receive all base salary and benefits accrued but unpaid as of the date of termination. The Bank shall have no further obligation to pay the salary and other benefits provided for in Paragraph 3 and its subparts above, or any other sums provided hereunder, except as may be required by applicable law. Such payment shall be made to Montgomery within thirty (30) days after the date of his termination.

                          8.3.3   If Montgomery is terminated by the Bank prior
to the expiration of this Agreement without cause, if the Bank substantially and adversely changes Montgomery's status, title, position or responsibilities as provided for in this Agreement and Montgomery resigns as a consequence, or if the Bank requires Montgomery to be based at any place outside a thirty (30) mile radius from the Bank's current headquarters except for reasonably required travel on the Bank's business and Montgomery resigns as a consequence, Montgomery shall be entitled to receive as severance his base salary at the then annual rate paid semimonthly for (a) the remainder of the term of this Agreement, or (b) eighteen (18) months from the date of such termination, whichever period is shorter in duration, along with any unpaid bonus which Montgomery had been awarded but not paid by the Bank's Board of Directors under the terms of Paragraph 3.3 of this Agreement; provided, however, that such payments shall cease and not be owing in the event that Montgomery breaches any part of Paragraphs 6 or 9 of this Agreement.

                          8.3.4   If Montgomery terminates his employment with
the Bank for any reason other than those set forth in Paragraph 8.3.3 above, he shall be entitled to no severance payments hereunder, and he shall have no greater rights and obligations than if his employment was terminated for cause under Paragraph 8.2.2.

                          8.3.5   In the event Montgomery is terminated without
cause, is receiving severance hereunder, and is rehired by the Bank or Bancorp during the period of his severance payments, such severance payments, if any remain, shall be suspended during the term of such reemployment, and shall be reinstituted at the expiration of such reemployment.

                          8.3.6   Regardless of the reason for his termination
of employment, Montgomery (and his dependents and beneficiaries, as applicable) shall be entitled to continued coverage under the Bank's benefit programs to the same extent as applicable generally to employees of the Bank who have terminated employment. In the event Montgomery is entitled to severance pursuant to Paragraph 8.3.3, above, Montgomery's benefits shall continue during the period during which he is receiving such severance payments as though he were still an employee of the Bank.

         9. No Solicitation of Customers or Employees - In the event of the termination of Montgomery's employment for any reason, whether by the Bank or by Montgomery, Montgomery agrees that he shall not, alone or as a member, employee, or agent of any partnership, or as an officer, agent, employee, director, or stockholder of any other corporation, whether directly or indirectly, for a period of one (1) year after the effective date of such termination, (a) solicit any then existing customer of the Bank or Bancorp for the opportunity to provide any services of the kind offered to or provided to that customer by Bank or Bancorp, or (b) solicit for employment any person employed by the Bank or Bancorp, or encourage or induce any such person to terminate his or her employment the Bank or Bancorp.

         10.     General

                 10.1 Governing Law - This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed entirely in California.

                 10.2 Captions - The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement or define, limit or extend the scope of this Agreement or of any particular article or paragraph of this Agreement.

                 10.3 Entire Agreement - This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter of this Agreement, and supersedes any and all prior agreements, arrangements and understandings, written or oral, between the parties relating to the subject matter, except that the Indemnity Agreement between the Bank and Montgomery dated November 1, 1995, ("Indemnity Agreement") shall remain in full force and effect. Other than the Indemnity Agreement, all prior understandings, representations, negotiations or agreements, if any, between the parties hereto relating to the employment of Montgomery by the Bank, including the CEO Term Sheet between Montgomery and the Bank dated November 1, 1995, are hereby terminated, rescinded and superseded by this Agreement, and Montgomery agrees that any rights and remedies, if any, he may have under any such prior understandings, representations, negotiations or agreements are hereby waived and terminated.

                 10.4 No Other Representations - No representation, promise, inducement or statement of intention has been made by a party that is not embodied in this Agreement, and no party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

                 10.5 Assignment - This Agreement, and Montgomery's rights and obligations under this Agreement, may not be assigned by Montgomery. The Bank may assign its rights, together with its obligations, under this Agreement in connection with any sale, transfer or other disposition of all or substantially all of its business and assets; and such rights and obligations shall inure to, and be binding upon, any successor to the business or substantially all of the assets of the Bank or Bancorp, whether by merger, purchase of stock or assets or otherwise. This Agreement shall be binding upon, and shall inure to the benefit of, the respective successors and permitted assigns of the parties.

                 10.6 Waiver and Modification - This Agreement may not be amended, modified, superseded, canceled, renewed or extended, and the terms, conditions or covenants of this Agreement may not be waived, unless by a written instrument executed by the parties to this Agreement. The failure of a party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

                 10.7 Acknowledgment - Montgomery hereby acknowledges that this Agreement is, from the outset, without liability to, or recourse against, any officer or director of either Bank or Bancorp, and that, except with respect to Bancorp's indemnity under Paragraph 4, his sole recourse under this Agreement shall be against Bank.

                 10.8 Severability/Curtailment - Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any material statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, then the latter shall prevail, but in any such event the provisions of this Agreement so affected shall be curtailed and limited only to the minimum extent necessary to bring it within the legal requirements. The remainder of the affected provision and the other provisions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall immediately employ their best efforts in good faith to negotiate a valid provision to substitute for the invalidated one.

                 10.9 Further Assurances - Montgomery and the Bank each agree, without the necessity of any further consideration, to execute and deliver such other documents and take such other actions as may be reasonably requested by any other party in order to consummate more effectively and carry out more fully the intent and subject matter of this Agreement.

                 10.10 Dispute Resolution - Any controversy or claim arising out of this Agreement or out of Montgomery's employment with the Bank or Bancorp, whether based on contract, tort, statute or otherwise, including but not limited to federal and state statutes proscribing age discrimination or any other form of discrimination, shall be submitted exclusively to final and binding arbitration in Los Angeles, California, to an arbitrator chosen in accordance with the then existing labor arbitration rules of the American Arbitration Association. Any such arbitration shall comply with and be governed by the provisions of the California Arbitration Act, Paragraphs 1280 through 1294.2 of the California Code of Civil Procedure. Except as provided therein, each party expressly waives any right it may have to seek redress in any other forum. The arbitrator chosen by the parties shall have all the powers granted under the rules of the American Arbitration Association and the California Arbitration Act including, without limitation, the power to grant any monetary or other remedy which could be granted by a court of competent jurisdiction considering such claim based on contract, tort, statutes or otherwise, including, without limitation, any state, federal or local statute or ordinance concerning employment. Any and all controversies or claims arising out of this Agreement or out of Montgomery's employment by the Bank, whether based on contract, tort, statute or otherwise, shall be asserted, if at all, within six (6) months after the act or omission giving rise to such controversy or claim unless otherwise agreed in writing by the Bank and Montgomery.

                 10.11 Injunction - Not withstanding the dispute resolution provision of Paragraph 11.10, in the event of a breach of the confidentiality provisions of Paragraph 6.1 or the non-solicitation provisions of Paragraph 10 of this Agreement, or in the event of conduct injurious to the Bank or Bancorp or either of their business reputations, Montgomery agrees that in addition to any other rights the Bank or Bancorp may have, the Bank and/or Bancorp may seek injunctive relief in an appropriate state or federal court to preclude further violation or to seek to collect damages.

                 10.12 Attorneys' Fees - Should Montgomery, the Bank or Bancorp institute any action or proceeding to enforce any provision of this Agreement, or for damages by reason of any alleged breach of any provision hereof, or for a declaration of any party's rights or obligations hereunder, or to set aside any provision hereof, or for any other remedy, the prevailing party shall be entitled to be reimbursed by the losing party for all costs, expenses and reasonable attorneys fees incurred in such action or proceeding.

                 10.13 Montgomery's Attorneys' Fees - The Bank shall reimburse Montgomery for his reasonable attorneys' fees and legal expenses incurred in assisting in the preparation of this Agreement, provided however, that the Bank shall not be obligated to reimburse Montgomery for attorney fees and legal expenses in excess of $5,500.00.

                 10.14 Limitation on Payment - If all or any portion of the payments payable to Montgomery pursuant to this Agreement, together with other payments which Montgomery has the right to receive from the Bank or Bancorp, would cause a deduction disallowance under Section 280G of the Internal Revenue Code or would cause the imposition of an excise tax under Section 4999 of the Internal Revenue Code, such payments shall reduced to the extent necessary to make Section 280G and Section 4999 inapplicable. All payments to

Montgomery from the Bank or Bancorp under this Agreement or any other agreement between Montgomery and the Bank or Bancorp shall be subject to 12 U.S.C.
Section 1828(k) and 12 C.F.R. part 359 and any other applicable provision of law.

         IN WITNESS WHEREOF, Mercantile National Bank caused this Agreement to be executed by its duly authorized officers, and Scott A. Montgomery has duly executed this Agreement, as of the date set forth against their respective signatures.


                                       MERCANTILE NATIONAL BANK



Dated: June 24, 1996                   By           [SIG]
                                         ---------------------------------

                                       Title   CHAIRMAN
                                            ------------------------------


Dated:   June 21, 1996                         SCOTT A. MONTGOMERY
                                       -----------------------------------
                                               Scott A. Montgomery

         Agreed as to the obligations of National Mercantile Bancorp specified in the foregoing Agreement.

                                       NATIONAL MERCANTILE BANCORP


Dated: June 24, 1996                   By           [SIG]
                                         ---------------------------------

                                       Title     CHAIRMAN
                                            ------------------------------

                                    ADDENDUM



         This ADDENDUM TO EMPLOYMENT AGREEMENT ("Addendum") is made and entered into this 21st day of June, 1996 between Mercantile National Bank (the "Bank"), a national banking association organized and existing under the laws of the United States, and Scott A. Montgomery, an individual ("Montgomery"), with reference to the following facts:

         A. Bank and Montgomery are parties to an employment agreement (the "Employment Agreement") which is effective June 21, 1996.

         B. Bank and Montgomery wish to amend and add language to paragraph 3.4.4 of the Employment Agreement.

         NOW, THEREFORE, Bank and Montgomery hereby agree as follows:

         The following language is to be inserted as part of paragraph 3.4.4.:

                 "From time to time, the Board of Directors may, at its discretion, grant Montgomery additional options beyond those options already granted as part of this agreement."


                                       MERCANTILE NATIONAL BANK



Dated: June 21, 1996                   By           [SIG]
                                          -------------------------------

                                       Title     CHAIRMAN
                                            -----------------------------

Dated: June 21, 1996                            SCOTT A. MONTGOMERY
                                       ----------------------------------
                                                Scott A. Montgomery

Agreed as to the obligations of National Mercantile Bancorp specified in the foregoing Agreement.


                                       NATIONAL MERCANTILE BANCORP



Dated: June 21, 1996                   By           [SIG]
                                         ---------------------------------

                                       Title     CHAIRMAN
                                            ------------------------------

                                     [LOGO]

                                                                    Exhibit 10.2


Ken Whiting


Title:                                            Executive Vice President
                                                  and Department Head
                                                  Entertainment, Business
                                                  Banking and Private Banking.

Job Responsibilities:                             As outlined on the Initial
                                                  Expectations Sheet dated
                                                  5/15/96.  A normal job
                                                  description is attached.
                                                  Your employment is "at will."

Base Compensation:                                Until recapitalization has
                                                  been completed $10,000 per
                                                  month ($120,000 annually).
                                                  After recapitalization
                                                  $10,833 per month ($130,000
                                                  annually).

Incentive Compensation:                           Annually agreed upon goals
                                                  and objectives based on the
                                                  annual budget and performance
                                                  of the Company.  Incentive
                                                  could be earned up to 60% of
                                                  base salary.

Option Stock:                                     Initial stock option grant
                                                  of 20,000 shares plus 20,000
                                                  additional shares at the time
                                                  of recapitalization based on
                                                  the existing National
                                                  Mercantile Bancorp stock
                                                  option program.  Vesting for
                                                  all shares would be in
                                                  accordance with the National
                                                  Mercantile Bancorp's employee
                                                  stock option plan.

Signing Bonus:                                    A $15,000 signing bonus
                                                  will be paid upon approval by
                                                  the OCC under Section 914.

Club Membership:                                  Monthly dues will be paid
                                                  for the Lakeside Country Club
                                                  not to exceed $550.00 per
                                                  month

Automobile:                                       A car allowance of $500.00
                                                  per month will be paid.


         As an employee of Mercantile National Bank all normal and regular benefits are available. Vacation would be 20 days per year or four weeks.


KEN WHITING                                     SCOTT A. MONTGOMERY
- -----------------------------          -----------------------------------
Ken Whiting                                     Scott A. Montgomery


Dated: 6/5/96                          Dated: 6/5/96

   1840 Century Park East, Los Angeles, California 90067-2103 310-277-2265

                                   Exhibit C